Exhibit 10.2

CKX Inc.
650 Madison Avenue
New York, New York 10021

Ryan Seacrest, Trustee of
The Ryan Seacrest Revocable Trust UDT dated June 13, 2003
c/o Hansen, Jacobson, Teller, Hoberman, Newman, Warren & Richman, LLP
450 North Roxbury Drive
Beverly Hills, CA 90210

Re: Sale and Purchase of Good Will

The following sets forth the terms of the agreement between CKX, Inc. or one of its affiliates (“CKX”), on one hand, and Ryan Seacrest, trustee of The Ryan Seacrest Revocable Trust UDT dated June 13, 2003 (“Trust”), on the other:

1.	Simultaneously with the execution hereof, CKX shall acquire and the Trust shall sell certain assets (the “Assets”) owned, used or held for use by the Trust (as described in paragraph 2 below) free and clear of any and all liens and encumbrances for total consideration of $15M (the “Consideration”) as more fully discussed in paragraph 6 below.

2.	The Assets shall be defined as:

a.	The exclusive and perpetual right to use the personal goodwill of Ryan Seacrest (“Ryan”), as it relates to the television show “American Idol,” including any manner, media, format, configuration or technology in which American Idol may appear (collectively, “AI”).”

b.	The exclusive and perpetual merchandising rights relating to Ryan solely in connection with AI and the exclusive and perpetual right to use (i) Ryan’s name, voice, signature, likeness, photograph, image, appearance, catchphrases, etc. (“Seacrest NIL Rights”) solely in connection with AI and (ii) trademarks, if any, that have previously been used in connection with the exploitation of AI and which are owned by the Trust or Ryan or Ryan Seacrest Productions, Inc. (“Seacrest Marks”), solely in connection with AI.

c.	The exclusive and perpetual right to use the Seacrest NIL Rights and Seacrest Marks as they relate to AI.

d.	The exclusive and perpetual right to utilize Ryan’s statutory and common law rights of publicity and promotion as they relate to AI and the Seacrest Marks as they relate to AI.

3.	Subject to paragraph 6 below, the Trust and CKX agree to report the Consideration on a consistent basis for income tax filing purposes.

4.	The Trust hereby represents and warrants to CKX that (i) Ryan is the sole beneficiary of the Trust; (ii) Ryan is the sole trustee of the Trust (iii) the Trust and/or Ryan Seacrest Productions, Inc. have full and complete ownership of the Assets, unencumbered by any liens of any nature and (iv) the Trust and Ryan have the full authority and power to enter into this transaction.

5.	The Consideration shall be paid upon the execution and delivery of this agreement.

6.	Any amounts payable hereunder shall be made free and clear of, and without deduction for withholding for, any taxes. In the event that it is determined by any taxing authority that a payment was properly subject to withholding, which amount was not withheld and paid over to the applicable taxing authority, or that any other tax was imposed with respect to any amounts payable hereunder, the Trust shall indemnify CKX for and hold CKX harmless from all claims by any taxing authority for any underpayment of tax as well as all interest and penalties associated therewith. To the extent that any taxing authority determines that CKX is required to withhold taxes on any amounts payable hereunder, CKX shall then be free to make such payments after withholding such amounts. Notwithstanding any of the foregoing, If CKX assigns these rights to a non-United States subsidiary and by virtue of that assignment, withholding obligations arise, CKX shall gross up any payments due to the Trust so that the net effect to the Trust is that it receives the full amount of the Consideration and the indemnity provisions of this paragraph shall no longer apply with respect to such withholding.

7.	CKX’s right to utilize the Assets shall be exclusive and unencumbered provided that CKX shall not, and shall not authorize any third party to utilize the Assets in any manner which would reasonably be determined to be derogatory to Ryan or to damage Ryan’s “celebrity.” Notwithstanding the foregoing, Ryan shall have customary “reasonable” approval rights over the likeness and photograph(s) to be used by CKX in connection with the exploitation of these rights and, further, all promotional and publicity services shall be subject to Ryan’s availability and reasonable prior approval.

8.	The Trust hereby agrees that CKX shall be entitled to seek key man insurance on the life of Ryan Seacrest (“Ryan”) and permanent disability insurance on Ryan’s ability to provide services as a on-air talent (the “Insurance”), at CKX’s sole cost and that the Trust shall ensure that Ryan shall reasonably cooperate with CKX in obtaining the Insurance, including attending necessary physically examinations. The parties hereto agree that this agreement may be rescinded by CKX if Ryan shall die or become permanently incapacitated prior to CKX obtaining the Insurance. CKX shall act in an expeditious manner in obtaining the Insurance and expects to be able to obtain the Insurance within 30 days of Ryan completing necessary medical examinations as typically required by insurance underwriters. The parties agree that CKX shall be treated as a first priority creditor of the Trust in the event that this agreement shall be rescinded and that the Consideration shall be treated as an advance until such time as the Insurance is obtained by CKX.

9.	The parties hereby agree to keep the terms of this agreement confidential and not make any public disclosure without the prior consent of the other party. Notwithstanding the foregoing, the Trust hereby agrees and acknowledges that CKX may have certain reporting requirements as governed by: (i) the United States Securities and Exchange Commission and the rules and regulations promulgated thereunder and (ii) any securities trading body which lists shares of CKX for sale to the public. In the event that CKX’s counsel advises CKX that it has a reporting requirement under either or both of the above, CKX shall provide the Trust with copies of any proposed filings and an opportunity to comment thereon with the understanding that CKX will have ultimate decision making authority with regard to these filings, if any.

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10.	This agreement represents the entire understanding between the parties and may not be amended except by a writing signed by all parties, hereto. This agreement may be executed in counterpart and by facsimile or PDF, any of which shall be deemed to be an original and together shall constitute one instrument. This agreement shall be governed by and construed pursuant to the laws of California and jurisdiction shall reside in Los Angeles, California.

Please sign below to indicate your acceptance of the forgoing.

CKX Inc.

By:      /s/ Robert F.X. Sillerman

Its:      Chairman and Chief Executive Officer

/s/ Ryan Seacrest
Ryan Seacrest, as Trustee of the
Ryan Seacrest Revocable Trust UDT dated June 13, 2003
Ryan Seacrest (individually, with respect to Paragraph 8 above only)
/s/ Ryan Seacrest